Exhibit 10.2
THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of June 18, 2015, by and among VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), the other Credit Parties signatory hereto, the Lenders signatory hereto and GOLDMAN SACHS BANK USA, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Lenders (in such capacity, “Collateral Agent”).

RECITALS

A.           Company, Holdings, the other Credit Parties, Lenders and Administrative Agent are parties to a certain Credit and Guaranty Agreement, dated as of May 2, 2014, as amended by that certain First Amendment to Credit and Guaranty Agreement, dated as of December 5, 2014 and that certain Second Amendment to Credit Agreement, dated as of March 26, 2015 (the “Second Amendment”) (as so amended and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to Company; and

B.           Company has requested that the  Administrative Agent and Lenders amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Administrative Agent and the Lenders executing this Amendment are willing to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties agree as follows:

A.  AMENDMENTS

1.           Section 1.1 of the Credit Agreement is amended by adding the following new definitions in appropriate alphabetical order:

“Third Amendment Effective Date” means June 18, 2015.

2.           Section 1.1 of the Credit Agreement is further amended by replacing the definitions of “Fee Letter” and “Leverage Ratio” in their entirety with the following in lieu thereof:

“Fee Letter” means that certain amended and restated letter agreement, dated as of the Third Amendment Effective Date, between Company and Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Pro Forma Adjusted EBITDA for the period of 12 consecutive fiscal months ending on such date (or if such date of determination is not the last day of a fiscal month, for the most recently ended period of 12 consecutive fiscal months for which financial statements have been delivered); provided, that (x) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of clause (ii) above,  Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 6 consecutive fiscal months ending on such date, and multiplied by two, and  (y) during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, for purposes of clause (ii) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 9 consecutive fiscal months ending on such date, and multiplied by 4/3.

3.           Section 2.13 of the Credit Agreement is amended by replacing subsection (g) in its entirety with the following:

(g)           Prepayment of Excess Outstanding Amounts.  To the extent that (x) the Consolidated Total Debt as of such date exceeds (y) (1) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by (2) the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, Company shall immediately prepay the Term Loans (or with the written approval of the Administrative Agent, the loans outstanding under the ABL Credit Agreement) in an amount equal to 100% of such excess; provided, however, that (i) no prepayments under this subsection (g) shall be required from the Second Amendment Effective Date through but excluding March 31, 2016, (ii) during the period commencing on March 31, 2016 and continuing through but excluding  June 30, 2016, for purposes of clause (y)(1) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), and multiplied by 2, and (iii)  during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, for purposes of clause (y)(1) above Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3.

4.           Section 5.1 of the Credit Agreement is amended by replacing subsection (v) in its entirety with the following:

(v) ABL Loan Certificate.  Concurrently with the delivery of the financial statements pursuant to Section 5.1(a), any borrowing base certificate pursuant to Section 5.1(s) and any Loan Request pursuant to Section 5.1(u), a certificate from an Authorized Officer demonstrating that (after giving pro forma effect to such Loan Request in the case of a certificate delivered together with a Loan Request), (x) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would not exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter and (y) Consolidated Liquidity shall not be less than the minimum Consolidated Liquidity set forth in Section 6.8(d); provided, however, that (i) clause (x) above shall be suspended and have no effect from the Second Amendment Effective Date through but excluding March 31, 2016, (ii) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of clause (x) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 2, and (iii)  during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3.

5.           Section 5.13 of the Credit Agreement is amended by replacing subsection (b) in its entirety with the following:

(b)           Holdings shall issue shares of its common Capital Stock (or preferred Capital Stock on terms satisfactory to the Administrative Agent in its sole discretion) after the Second Amendment Effective Date and on or prior to June 30, 2015, the net cash proceeds of which received by Holdings are at least $9,100,000.  Holdings shall immediately contribute $9,100,000 of the net cash proceeds of such issuance of Capital Stock to Company for application to the Obligations in accordance with Section 2.13(f), and any remaining proceeds shall be maintained in a deposit account in which the Collateral Agent has a first priority Lien until used in the ordinary course of the business of the Company.

6.           Section 5.15 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

Section 5.15. Post-Closing Matters.  On or prior to (x) thirty (30) days following the Third Amendment Effective Date, the Administrative Agent shall have received the items described on Schedule A to this Amendment in each case, in form and substance reasonably satisfactory to the Administrative Agent.

7.           Article 5 of the Credit Agreement is further amended by inserting the following new Section 5.16 at the end thereof:

Section 5.16   Cooperation with Appraisers.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives of Business Valuators & Appraisers, LLC to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their records, respond promptly to any documentary or other requests by Business Valuators & Appraisers, LLC and to otherwise cooperate with Business Valuators & Appraisers, LLC in its engagement.

8.           Section 6.1(c) of the Credit Agreement is amended by replacing such subsection in its entirety with the following:

(c)           Indebtedness incurred by Holdings or any of its Subsidiaries under the ABL Credit Agreement in an aggregate amount outstanding not to exceed $7,000,000 at any time; provided, that

(1) notwithstanding the foregoing, the aggregate outstanding amount of Indebtedness under the ABL Credit Agreement shall not exceed $6,000,000 at any time during the period commencing on the Second Amendment Effective Date through but excluding March 31, 2016,

(2) no Indebtedness may be borrowed or incurred under the ABL Credit Agreement if after giving effect thereto (x) any Default or Event of Default has occurred and is continuing hereunder, (y) the aggregate loans and letters of credit extended under the ABL Credit Agreement would exceed the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the Closing Date), or (z) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, provided, however, that (i) this clause (z) shall be suspended and have no effect from the Second Amendment Effective Date through but excluding March 31, 2016, (ii) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 2, and (iii)  during the period commencing on June 30, 2016 and continuing through but excluding September 30, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3,

(3) Vertex Refining NV shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent and the Guaranty of the Obligations by Vertex Refining NV is released pursuant to Section 7.12; and

(4) Vertex Refining OH shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement.

9.           Section 6.5 of the Credit Agreement is hereby amended by (i) inserting “(a)” at the beginning of such Section 6.5 and (ii) inserting the following new Sections 6.5(b) and 6.5(c) at the end thereof:

(b)           No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock without the prior written approval of the Requisite Lenders, other than (i) common stock, and options and warrants to purchase common stock, and (ii) the Series B Preferred Stock of Holdings on the terms set forth in the draft Certificate of Designation delivered to the Administrative Agent on June 17, 2015.  Concurrently with any issuance of any Capital Stock of any Subsidiary of Holdings, the Credit Parties shall cause such Capital Stock to be subject to a perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and shall deliver all such documents, opinions, filings, searches and other deliverables as the Collateral Agent shall require in connection with such Lien.

(c)           Without limiting the foregoing restrictions in Sections 6.5(a) and 6.5(b), no Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any cash dividend or other distribution, direct or indirect, on account of any shares of any class of preferred Capital Stock of Holdings or Company now or hereafter outstanding, except with the prior written consent of the Required Lenders.

10.           Section 6.8 of the Credit Agreement is amended by replacing subsections (b) and (c) thereof in their entirety with the following:

(b)
Leverage Ratio.  Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For the Fiscal Quarter ending March 31, 2016	4.00:1.00
For the Fiscal Quarter ending June 30, 2016	3.75:1.00
For the Fiscal Quarter ending September 30, 2016	3.75:1.00
For the Fiscal Quarter ending December 31, 2016	3.50:1.00
For the Fiscal Quarter ending March 31, 2017	3.25:1.00
For the Fiscal Quarter ending June 30, 2017	3.00:1.00
For the Fiscal Quarter ending September 30, 2017	3.00:1.00
For the Fiscal Quarter ending December 31, 2017	2.75:1.00
For the Fiscal Quarter ending March 31, 2018 and each Fiscal Quarter ending thereafter	2.50:1.00

(c)
Consolidated Adjusted EBITDA.  Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2015, to be less than the correlative number below:

Fiscal Quarter	Consolidated Adjusted EBITDA
For the Fiscal Quarter ending September 30, 2015	$250,000
For the Fiscal Quarter ending December 31, 2015	$1,500,000
For the Fiscal Quarter ending March 31, 2016	$4,250,000
For the Fiscal Quarter ending June 30, 2016	$7,250,000
For the Fiscal Quarter ending September 30, 2016 and each Fiscal Quarter ending thereafter	$9,500,000

For the purposes of determining compliance with this Section 6.8(c), Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter shall be equal to (i) with respect to the Fiscal Quarter ending on September 30, 2015, Consolidated Adjusted EBITDA for the Fiscal Quarter ending on such date, (ii) with respect to the Fiscal Quarter ending on December 31, 2015, Consolidated Adjusted EBITDA for the two Fiscal Quarter Period ending on such date, (iii) with respect to the Fiscal Quarter ending on March 31, 2016, Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, and (iv) with respect to any other Fiscal Quarter, Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on such date.  For purposes of clarity, the minimum Consolidated Adjusted EBITDA covenant set forth above is not tested on June 30, 2015.

11.           Section F(1) of the Second Amendment is hereby amended by replacing such Section with the following: “Reserved”.

B.  RELEASE

1.           In consideration of, among other things, Administrative Agent’s, Collateral Agent’s and the Lenders’ execution and delivery of this Agreement, each of Company and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against Administrative Agent, Collateral Agent and the Lenders party hereto in any capacity and their respective affiliates, subsidiaries, and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Credit Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among Company and the other Credit Parties, on the one hand, and any or all of Administrative Agent, Collateral Agent or the Lenders party hereto, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof.  In entering into this Agreement, Company and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.  The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and payment in full of the Obligations.

2.           Company and other Credit Parties each hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of Company, any other Credit Party, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Credit Documents, this Amendment or any other document executed and/or delivered in connection herewith or therewith; provided, that neither Company nor any other Credit Party shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Company and other Credit Parties each agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law.  The foregoing indemnity shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and the payment in full of the Obligations.

3.           Each of Company and other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Company or any other Credit Party pursuant to Section C(1) hereof.  If Company, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, Company and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

C.  CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, including, without limitation, the amendments contained in Section A and the waiver contained in Section B, and the Company shall have no rights hereunder unless and until the following conditions precedent are satisfied on or prior to June 30, 2015:

1.           The Administrative Agent and Lenders shall have received each of the following documents, each dated as of the date hereof and in form and substance satisfactory to the Administrative Agent and Lenders:

a.           executed counterparts to this Amendment from Company, each of the Guarantors and the Lenders;

b.           executed counterparts of the Fee Letter from Company; and

c.           executed counterparts of an amendment to the Warrants.

2.           The Administrative Agent shall have received (a) either sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Third Amendment Effective Date or a recent date prior thereto or, if such Organizational Documents were previously delivered to the Administrative Agent, a certification that such previously delivered Organizational Documents have not been amended and remain in full force and effect; (b) signature and incumbency certificates of the officers of such Person executing the Amendment and the other documents contemplated hereby to which it is a party; and (c) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Amendment and the other documents contemplated hereby, certified as of the Third Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment.

3.           The Administrative Agent shall have received reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent).

D.  REPRESENTATIONS

To induce the Lenders, Collateral Agent and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders, Collateral Agent and Administrative Agent that:

1.           Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

2.           The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

3.           The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lenders.

4.            The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

5.            This Amendment has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date, and, no Default or Event of Default has occurred and is continuing as of the date hereof.

E.  OTHER AGREEMENTS

1.           Continuing Effectiveness of Loan Documents.  As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

2.           Reaffirmation of Guaranty.  Holdings and each other Guarantor consents to the execution and delivery by the Company of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of Company to the Lenders or any other Obligation of Company, or any actions now or hereafter taken by the Lenders with respect to any Obligation of Company, the Guaranty to which any Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of each Guarantor under the Guaranty to which such Guarantor is a party.

3.           Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Collateral Agent and the Lenders under the Credit Agreement and the other Credit Documents, including, without limitations, Liens granted under the Mortgages, are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

4.           APPLICABLE LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

5.           No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

6.           Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

7.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Amendment.

9.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

VERTEX ENERGY OPERATING, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX ACQUISITION SUB, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX MERGER SUB, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX REFINING NV, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX REFINING LA, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

CEDAR MARINE TERMINALS, LP

By: /s/ Benjamin P. Cowart
            Name:
            Title:

 CROSSROAD CARRIERS, L.P.

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX RECOVERY, L.P.

By: /s/ Benjamin P. Cowart
            Name:
            Title:

H & H OIL, LP.

By: /s/ Benjamin P. Cowart
            Name:
            Title:

VERTEX II GP, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

GOLDEN STATE LUBRICANTS WORKS, LLC

By: /s/ Benjamin P. Cowart
            Name:
            Title:

GOLDMAN SACHS BANK USA, a New York State-Chartered Bank, as Administrative Agent and Collateral Agent

By: /s/ Stephen Hipp
            Name: Stephen Hipp
            Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By: /s/ Stephen Hipp
            Name: Stephen Hipp
            Title: Authorized Signatory

Schedule A

Outstanding Post Closing Deliverables.

1.	Recorded amendment to the Mortgage on the Mortgaged Property in Myrtle Grove, LA reflecting the correction to the legal description attached to such Mortgage.

2.
Except with respect to Vertex Merger Sub, LLC, a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date on or about the Third Amendment Effective Date.